Exhibit 23.1
Bedrijfsrevisoren
CONSENT OF
PKF BEDRIJFSREVISOREN, ANTWERP, BELGIUM
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Remedent, Inc.
Xavier de Cocklaan 42
9831 DEURLE, Belgium
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-71626), Form SB-2 (File Number 333-127193) and Form SB-2 (File Number 333-144745) of Remedent, Inc. of our report dated July 9, 2008, with respect to the consolidated financial statements and notes of Remedent, Inc. included in its Annual Report (Form 10-KSB) for the year ended March 31, 2008.
Antwerp — Belgium, 11 July 2008
PKF bedrijfsrevisoren CVBA
Statutory Auditors
Represented by
/s/ Ria Verheyen
Registered Auditor | Partner
Tel +32 (0)3 235 66 66 | Fax +32 (0)3 235 22 22 | antwerpen@pkf.be | www.pkf.be
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